Exhibit 99.5

FOR IMMEDIATE RELEASE
August 21, 1995

             HUBCO, INC. AND GROWTH FINANCIAL CORP.
               SIGN A DEFINITIVE MERGER AGREEMENT

Mahwah, New Jersey, August 21, 1995 - HUBCO, INC. (NASDAQ:HUBC), and GROWTH FINANCIAL CORP. (NASDAQ:GRFC) announced today the signing of a definitive agreement. Hubco, Inc. will acquire Growth Financial Corp. and will merge Growth Bank into Hudson United Bank, a wholly owned subsidiary of HUBCO. Under the terms of the Agreement, Growth shareholders will receive an exchange of stock having a value of approximately $14.64 per Growth share. The exchange ratio will be between .69 and .81 share of HUBCO common stock in exchange for each of Growth's shares subject to adjustment under certain defined circumstances. The exchange ratio will be determined prior to closing based upon HUBCO's average price per share measured during a pricing period.

Growth also announced its plan to immediately initiate quarterly cash dividend payments. In connection with the transaction, Growth has issued an option to HUBCO which, based on certain defined events, could result in the issuance of new Growth common shares to HUBCO equal to 19.9% of the total proforma shares outstanding inclusive of existing option shares. The transaction, which is expected to be treated as a tax-free exchange to holders of Growth common stock, will be accounted for as a pooling of interests.

The merger is subject to approval by Federal and State bank regulatory authorities and the shareholders of Growth. Growth Bank, headquartered in Basking Ridge, New Jersey, has assets of $130 million and three branch offices serving Morris and Somerset counties. HUBCO, Inc., with assets of $1.6 billion, is the eighth largest commercial banking company headquartered in New Jersey and the largest bank holding company headquartered in Bergen County.

HUBCO has fifty-eight branch offices, primarily in Bergen, Hudson, Essex and Passaic counties.

HUBCO's President and Chief Executive Officer Kenneth T. Neilson commented, "This acquisition expands HUBCO's presence in Morris County and for the first time, expands Hudson United Bank into Somerset County. The investments which HUBCO has made over the past year in technology and new products should be well received by customers."

Growth Bank's President and Chief Executive Officer Dale G. Potter stated, "The combination of Growth and HUBCO will enhance Growth's ability to serve its consumer base though a more efficient means of product delivery and substantially expand its service offerings to both the consumer and the business community in Morris and Somerset counties. Both banks place a strong emphasis on providing personal service to their customers which, when combined with HUBCO's greater resources, adds value to the Growth franchise and strengthens its capacity to compete in the markets it serves."

The management of HUBCO, Inc. and Growth Bank said they expect the merger to close during the first quarter of 1996.